Exhibit 99.10

Entrada Networks to Receive $600,000 in Institutional Funding

Engages SBI USA as Investment Banker

Irvine, California – November 25, 2003 – Entrada Networks, Inc. (OTCBB:ESAN) announced today that SBI Brightline IV, LLC, an affiliate of SBI USA, LLC has agreed to purchase as lead investor 1,500,000 shares of our common stock for $300,000. The funding is at a price of $0.20 per share, and is contingent on the effectiveness of a Registration Statement with the Securities and Exchange Commission covering the shares. In addition, Trilogy Investment Fund I, LLC has agreed to purchase 1,500,000 shares of our common stock for $300,000 at a price of $0.20 per share.

    The Company also announced today that it has retained the investment banking services of SBI USA, a division of First Securities USA, Inc.

    As part of this engagement, SBI USA shall provide advisory services with respect to capital raising, mergers and acquisitions, and communications with the investment community. SBI USA has also initiated a program to raise further external financing in order to allow the Company to pursue its business plan.

    The Company’s business plan calls for acceleration of organic growth opportunities, especially in the storage area network transport product line where it is developing and marketing the Silverline?-CWDM product line, and is actively pursuing acquisition opportunities to complement the current lines of business.

    "We are pleased to engage SBI USA to assist us in the execution of our plan. This is an endorsement of our strategy and a recognition of our core strengths. We are committed to build the Company through growth and profitability into a commercial success", said Dr. Kanwar J.S. Chadha, Chairman & CEO of Entrada Networks.

About Entrada Networks
    Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon’s focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design, development, marketing and sale of SAN transport products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com.

About SBI USA
    SBI USA is a division of First Securities USA, Inc. member NASD/SiPC. SBI advises and sponsors high growth companies in the U.S. and Asia to help clients and portfolio companies achieve growth and strategic objectives. SBI is known for both its financial and geographic expertise. SBI provides assistance to companies in which affiliates of the firm have a material equity stake on a wide range of transactions, including financing, mergers, acquisitions, joint ventures and strategic partnerships.

Safe Harbor
    Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed April 30, 2003, and in the reports previously filed.
Contact Information:
James G. Loofbourrow
Entrada Networks
(949) 588-2070